EXHIBIT 99.1

Shareholder Information

COMMON STOCK INFORMATION

First Security Bancorp, Inc.‘s Common Stock is listed on the Over-the Counter Bulletin Board (OTC-BB) under the symbol “FSLK”. Trading in Common Stock is infrequent. For further information you may contact our market makers, Winebrenner Capital Partners (877-671-0015) or
Michael Hedrei of Howe Barnes Investments, Inc. (800-800-4693).

First Security Bancorp

Investor Contact	Downtown
Sue Ezrine	318 East Main Street
AVP & Marketing Director	Lexington, Kentucky 40507
First Security Bancorp, Inc.	859 367.3700
318 East Main St.
Lexington, KY 40507	Southland
(859) 367-3700	2100 Southview Drive
Lexington, Kentucky 40503
Stock Transfer Agent & Registrar	859 367.3750
Registrar & Transfer Company
10 Commerce Drive	Tates Creek
Cranford, NJ 07016	3616 Walden Drive
(800) 866-1340	Lexington, KY 40517
859 367.3760

Palomar
3750 Palomar Centr Drive
Lexington, Kentucky 40513
859 367.3770

www.myfsb.net

Member FDI             [GRAPHIC OMITTED]    Equal Housing

Message to the Shareholders

From the day First Security Bank of Lexington was founded, its most important goal has been to maximize value to all our shareholders. Over the course of the past year and a half, we have taken many steps to improve the performance of the Bank to support that goal. The results for this quarter and year to date speak to the success of those efforts.

Message to the Shareholders
Net income for the quarter ended June 30, 2005 was $439,000, or $0.28 per share (on a diluted basis) as compared to $203,000, or $0.13 for the quarter ended June 30, 2004. Net income for the six months ended June 30, 2005 was $834,000, or $0.53 per share (on a diluted basis) as compared to $404,000, or $0.26 for the six months ended June 30, 2004. The improvement in the first half of 2005, as compared to the first half of 2004 represents a 104% increase in net income per share.

Total assets at June 30, 2005 were $211.8 million as compared to $217.2 million at June 30, 2004, for a decline of $5.4 million. Compared to the December 31, 2004 balance of $217.4 million, total assets declined by $5.6 million. The decline from December 31, 2004 is primarily attributable to a decline in federal funds sold. [is there an explanation for this?]

Earnings for the current quarter, as compared to the second quarter of 2004, were positively impacted by a number of factors, including increases in the yield on the Bank’s earning assets brought about by increases in the Bank’s prime lending rate, reductions in non-interest expenses, more effective funds management for deposits, and the resolution of some problem loans. On April 14, 2005, we completed the sale of approximately $1.7 million in non-accrual loans. With this action, no additional provisions have been made to our allowance for loan losses during 2005.

While pleased with the financial improvement reflected in our 2005 performance to date, our Board continues to seek additional ways to enhance shareholder value. To further assist in this strategic planning process, we have engaged Professional Bank Services, Inc. (PBS). With its years of experience in assisting Kentucky banks, we believe PBS will be a great resource to our Board in planning for our future and evaluating strategic alternatives beneficial to all shareholders, considering both short-term and long-term perspectives.

We plan to continue to work hard every day to make First Security a leading community bank in Lexington and Central Kentucky and, concurrently, improve the long term value of your investment. We need and appreciate your continued support and loyalty.

Sincerely,
/s/ Doug Hutcherson
Doug Hutcherson
President and CEO

CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share data)

	6/30/05	12/31/04	6/30/04
Assets
Cash & Due From Banks	$6,635	$4,446	$5,506
Federal Funds Sold	8,230	18,568	1,570
Securities	37,424	33,748	42,041
Loans	151,164	152,576	159,551
Allowance For Loan Losses	(1,457)	(1,720)	(2,298)
Net Loans	149,707	150,856	157,253
Other Assets	9,802	9,816	10,838
Total Assets	$211,798	$217,434	$217,208
Liabilities & Shareholders' Equity
Deposits
Non-interest Bearing	$25,504	$22,670	$23,031
Savings, Money Market & NOW	45,537	55,180	41,689
Certificates of Deposit	105,194	101,012	108,763
Total Deposits	176,235	178,862	173,483
Repurchase Agreements	3,153	5,857	8,291
Other Borrowed Funds	10,082	11,246	14,389
Other Liabilities	1,029	861	1,155
Total Liabilities	190,499	196,826	197,318
Shareholders’ Equity	21,299	20,608	19,890
Total Liabilities & Shareholders’ Equity	$211,798	$217,434	$217,208

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

                            Three Months Ended                   Six Months Ended
	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Interest Income	$2,961	$2,756	$5,772	$5,418
Interest Expense	(1,192)	(1,108)	(2,307)	(2,322)
Net Interest Income	1,769	1,648	3,465	3,096
Loan Loss Provision	-	(50)	-	(75)
Net Interest Income After Provision	1,769	1,598	3,465	3,021
Other Income	224	396	434	911
Other Expenses	1,340	1,698	2,663	3,347
Provision for Federal Income Tax	(214)	(93)	(402)	(181)
Net Income (loss)	$439	$203	$834	$404

Earnings Per Share
Basic	$0.28	$0.13	$0.53	$0.26
Diluted	0.28	0.13	0.53	0.26

Where appropriate, some items in the prior financial statements have been